UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):  December 31, 2008

WESTERN CAPITAL RESOURCES, INC.
(Exact name of registrant as specified in its charter)

Minnesota	000-52015	47-0848102
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2201 West Broadway, Suite 1
Council Bluffs, Iowa  51501
(Address of principal executive offices) (Zip Code)

(712) 322-4020
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

The disclosures set forth in Item 2.01 below are hereby incorporated by reference into this Item 1.01.

Item 2.01	Completion of Acquisition or Disposition of Assets.

Effective as of December 31, 2008, Western Capital Resources, Inc., a Minnesota corporation (the “Company”), entered into a Redemption Agreement with Christopher Larson and National Cash & Credit, LLC, a Minnesota limited liability company.  Under the Redemption Agreement, the Company redeemed 1,291,290 shares of the Company’s common stock from Mr. Larson.  As payment for the redeemed shares, the Company assigned to Mr. Larson all of the Company’s rights, title and interest in and to (a) all of its membership interests in National Cash & Credit, and (b) all of its capital stock of WCR Acquisition Co., a Minnesota corporation.  Each of National Cash & Credit and WCR Acquisition was a wholly owned subsidiary of the Company prior to the transaction.

In addition, the Company assigned and delegated to National Cash & Credit all of its rights, title and interest, and all Company obligations, under (a) an Asset Purchase Agreement (by and among the Company, WCR Acquisition Co., STEN Corporation and STEN Credit Corporation, dated as of July 31, 2008) under which the Company’s subsidiary, WCR Acquisition Co., acquired four payday lending stores in Arizona and associated assets of STEN Credit Corporation, (b) certain promissory notes of the Company delivered to STEN Corporation in connection with the Asset Purchase Agreement, and (c) certain title loan software used in the acquired stores.  In connection with the foregoing, the Company agreed to pay to National Cash & Credit the total amount of principal due in January and interest accrued on the promissory notes as of December 31, 2008, which aggregates to $104,687.50.

Also under the Redemption Agreement, Mr. Larson resigned his position on the board of directors of the Company and his position as the Company’s President and Chief Executive Officer.

The Redemption Agreement contains customary representations, warranties, covenants of the parties, indemnification obligations relating to those representations, warranties and covenants.  The Redemption Agreement also contains mutual releases from all claims which are to be effective as of March 31, 2009.

Mr. Larson was a director of the Company and served as the Company’s President and Chief Executive Officer prior to the Redemption Agreement.  These relationships were disclosed to the Company’s full board of directors, which approved the Redemption Agreement and the transactions contemplated thereby.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

Effective as of December 31, 2008, the board of directors of the Company removed Steven Staehr, Chief Financial Officer of the Company, from his position as the Company’s Chief Financial Officer.

As of the close of business on December 31, 2008, Christopher Larson, director, President and Chief Executive Officer of the Company, resigned his positions on the board of directors of the Company and as the Company’s President and Chief Executive Officer.

Effective as of December 31, 2008, the board of directors of the Company appointed John Quandahl to serve as Mr. Larson’s permanent replacement as the Company’s Chief Executive Officer and to serve as interim Chief Financial Officer while the Company undertakes a search for Mr. Staehr’s permanent replacement.  Mr. Quandahl also presently serves as the Chief Operating Officer of the Company and the Chief Operating Officer of Wyoming Financial Lenders, Inc., the Company’s wholly owned cash-advance or “payday” lending subsidiary.  As the Company’s Chief Executive Officer, and during his service as interim Chief Financial Officer, Mr. Quandahl will continue to be paid an annual salary of $246,000 (the equivalent of $20,500 per month) in accordance with his current compensation arrangement with the Company for his services as Chief Operating Officer.  The Company does not currently have an employment agreement with Mr. Quandahl.

Mr. Quandahl’s biography and disclosures pertaining to related-party transactions involving Mr. Quandahl have been previously reported in the Company’s Registration Statement on Form S-1/A filed with the SEC on November 24, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WESTERN CAPITAL RESOURCES, INC.:
(Registrant)

Date: January 7, 2009	By:	/s/ John Quandahl
John quandahl
Chief Executive Officer